Exhibit 99.1

INVESTOR FAQs

From time to time, Investor Relations will provide FAQs on various topics of interest to investors. The following is a compilation of frequently asked questions.

1.	Why did sales for the INTRON franchise decline in the 2003 first quarter?

In the United States, INTRON franchise sales were $279 million (including U.S. REBETOL sales of $136 million), 18 percent lower than 2002 first quarter sales of $342 million, due to reductions in trade inventory levels, tempered by expansion in the overall prescription hepatitis C market. In the first quarter a new competitor was launched in the hepatitis C market. The overall market share of the INTRON franchise has been declining, reflecting this new market competition.

International sales of the INTRON franchise grew 10 percent to $237 million versus $215 million in the 2002 first quarter. Excluding foreign exchange, sales were down due to increasing competition in various European markets and lower sales in Japan.

2.	Why were U.S. sales of the INTRON franchise sequentially lower in the 2003 first quarter compared to the 2002 fourth quarter?

U.S. sales of the INTRON franchise were $279 million in the first quarter of 2003 versus $544 million in the fourth quarter of 2002. Sales in the fourth quarter of 2002 were up due to strong demand for the PEG-INTRON/REBETOL combination therapy for hepatitis C, initial stock-in of inventory in the trade due to the elimination of the PEG-INTRON Access Assurance wait list in the 2002 fourth quarter and price increase-related wholesaler buying. The sales decline for the 2003 first quarter was discussed in the previous question.

3.	How is CLARINEX doing in the United States?

U.S. sales of CLARINEX were $133 million in the 2003 first quarter, up 89 percent, reflecting the continued conversion of patients from prescription CLARITIN to CLARINEX. However, the U.S. growth was tempered by the decline in the overall prescription antihistamine market resulting primarily from the launch of OTC CLARITIN in December 2002. CLARINEX is experiencing intense competition in the U.S. allergy market. The Company is beginning to implement new marketing efforts to address market share performance.

4.	How is ZETIA doing?

ZETIA is showing steady new prescription share growth. We are pleased with its progress.

5.	Can you provide a breakdown of first quarter sales by geographic region?

United States	$970 million	47%
Europe/Canada	$765 million	37%
Latin America	$170 million	8%
Pacific Area/Asia	$169 million	8%

Total	$2,074 million	100%

6.	What are your comments on wholesaler inventories?

In the first quarter, the Company reviewed its overall inventory in the distribution channel. The Company believes that, exclusive of prescription CLARITIN, overall inventory in the distribution channel has declined during the first quarter. For prescription CLARITIN, the quantity of inventory in the distribution channel has also declined due to returns and patient demand. The Company has fully reserved for the prescription CLARITIN inventory in the distribution channel and remains fully reserved.

7.	What will be the trend for selling, general and administrative (SG&A) expenses going forward?

The Company is not making any financial projections at this time. In the May 13, 2003, Sales and Earnings press release the Company noted that it is experiencing intense competition in the U.S. allergy market for CLARINEX and NASONEX and is beginning to implement new marketing efforts to address market share performance. The Company is evaluating its overall “share of voice” among competitors in the marketplace while also continuing to support ongoing marketing programs for key products including the INTRON franchise, ZETIA and REMICADE. In addition, in a separate press release on May 13, 2003, the new CEO (Fred Hassan) announced a new focus on cost management that will channel additional investments into key areas for reducing and ultimately reversing market share declines. These include the field force and product development and acquisition while working to contain or reduce overhead costs.

8.	Are you projecting any financial targets at this time?

We are not making any financial projections at this time due to the multiple uncertainties impacting the Company.

9.	In your May 13, 2003, first quarter Sales and Earnings press release, you withdrew your previous earnings guidance. When will you provide new earnings guidance?

The new CEO will lead the second quarter earnings conference call on July 23, 2003, and will provide further details on the progress of his early action steps to stabilize, repair and then turn around the Company. However, the Company has made no commitment to provide any earnings guidance on that date or any later date.

10.	How much did the reduction in the tax rate affect 2003 first quarter earnings?

The reduction in the tax rate to 20.0 percent in the 2003 first quarter from 23.0 percent in 2002 impacted first quarter earnings by $6 million (less than one-half of 1 cent per share). Therefore, the reduction in the tax rate had an insignificant impact on 2003 first quarter earnings.

11.	What were the accounts receivable on March 31, 2003?

Accounts receivable, net were $1,454 million on March 31, 2003 versus $1,808 million on December 31, 2002. The decrease in accounts receivable, net was primarily due to the collection of accounts receivable that followed the decline in the CLARITIN business, tempered by the growth in the International business, where payment terms are generally longer than in the U.S.

12.	Will you continue to pay the dividend and will you cut the rate going forward?

A first quarter dividend of 17 cents per share was announced on April 22, 2003, payable on May 27, 2003. As noted at the Annual Shareholders Meeting, the Board of Directors has requested that the new CEO, Fred Hassan, review all aspects of the business, including the finances, operations, people and research. It would not be appropriate to comment on the dividend rate going forward until this review is complete. For a discussion of the Company’s liquidity and financial resources, see the Company’s Form 10-Q filed with the SEC for the quarterly period ended March 31, 2003.

13.	What is the investigation by the U.S. Attorney in Massachusetts? What has changed?

The Company had previously disclosed that the U.S. Attorney’s Office in Massachusetts was investigating its sales, marketing and clinical trial practices. The Company reported in a press release on May 30, 2003, that it has received a letter from the U.S. Attorney’s Office advising the Company that it is a target of a federal grand jury investigation. The letter identifies document destruction and obstruction of justice as an additional area of the investigation. In addition, the section on submitting false pharmaceutical pricing information was expanded to include the prices of free and nominally priced goods provided to a managed care customer to induce the purchase of Schering products.

The Company has implemented certain changes to its sales, marketing and clinical trial practices and is continuing to review those practices to ensure compliance with relevant laws and regulations. The Company continues to cooperate and communicate with the U.S. Attorney’s Office. For additional details see the May 30, 2003, press release and the first quarter 10-Q filing.

14.	What is Fred Hassan’s reaction to the update on the investigation by the U.S. Attorney in Massachusetts?

This remains a serious matter for the Company. One of the top priorities in Fred Hassan’s Action Agenda is to manage the legal, quality and compliance issues facing the Company. The Company is moving forward on this front and continues to cooperate and communicate with the U.S. Attorney’s Office. Fred has noted that this is a good company, with good people who are trying to bring good products to patients who need them.

DISCLOSURE NOTICE: These FAQs were prepared based on the Company’s knowledge as of June 2, 2003, and the Company undertakes no obligation to update these FAQs as facts and strategies may change. The information in these FAQs includes certain “forward-looking” statements concerning, among other things, the future prospects of the Company and its products, which the reader of this FAQ should understand are subject to substantial risks and uncertainties and may be materially affected by:

•	general market and economic factors,

•	competitive product development, product availability,

•	current and future branded, generic and OTC competition,

•	market acceptance of new products,

•	federal and state regulations and legislation,

•	the regulatory review process in the United States and foreign countries for new products and indications,

•	existing manufacturing issues and new manufacturing issues that may arise,

•	timing of trade buying, patent positions, litigation and investigations, and

•	instability or destruction in a geographic area important to the Company due to reasons such as war or SARS.

For further details and a discussion of these and other risks and uncertainties, see the Company’s Securities and Exchange Commission filings, including the Company’s 2003 First Quarter 10-Q filed with the Commission on May 13, 2003, and 8-Ks.